Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
PhotoMedex, Inc.:
We consent to the use of our report incorporated by reference in this registration statement on Form S-3 of PhotoMedex, Inc. of our report dated February 18, 2004, except with respect to the eleventh paragraph of Note 10, which is as of March 10, 2004, with respect to the consolidated statements of operations, stockholders’ equity and cash flows of PhotoMedex, Inc. for the year ended December 31, 2003, incorporated by reference in the registration statement, and to the reference to our firm under the heading “Experts” in this registration statement.
As discussed in Note 1 to the consolidated financial statements, effective January 1, 2002, PhotoMedex, Inc. adopted the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”
/s/ KPMG LLP
Philadelphia, Pennsylvania
November 29, 2006